Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CADRENAL THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(h)	72,697		$19.79	$1,438,673.63	$0.00015310	$220.26
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h) (5)	100,019 shares	(4)	$18.71	$1,871,355.49	$0.00015310	$286.51
		Total Offering Amounts		172,716			$3,310,029.12		$506.77
		Total Fee Offsets							—
		Net Fee Due							$506.77

(1)	The securities to be registered include options and other rights to acquire the common stock of Cadrenal Therapeutics, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2022 Successor Equity Incentive Plan, as amended (the “2022 Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)	All of such shares are issuable upon the exercise of outstanding options under the 2022 Plan to purchase an aggregate of 72,697 shares of Common Stock at an exercise price of $19.79 per share. Pursuant to Rule 457(h)(1) under the Securities Act, the aggregate offering price and registration statement fee have been computed upon the basis of the price at which the options may be exercised.

(4)	Represents shares of common stock that were added to the number of shares authorized for issuance under the 2022 Plan on January 1, 2025 pursuant to an “evergreen” provision contained in the 2022Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The computation is based on $18.71 per share, which is the average high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on January 30, 2025.